UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2016

REXNORD CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	001-35475	20-5197013
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

247 Freshwater Way, Suite 300 Milwaukee, Wisconsin (Address of principal executive offices)	53204 (Zip Code)

(414) 643-3739
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 5, 2016, David C. Longren accepted an appointment by the Board of Directors to become a director of Rexnord Corporation. Mr. Longren’s service as a director begins immediately. In connection with its decision to appoint Mr. Longren to the Board, the Board determined that Mr. Longren will be an “independent” director under New York Stock Exchange listing standards and as defined in Rule 10A-3 of the Securities Exchange Act of 1934. Mr. Longren will receive a standard compensation package for independent directors, including 883 restricted stock units (“RSUs”), which will vest equally on the first three anniversary dates following the grant date. Mr. Longren will serve on the Nominating and Corporate Governance Committee of the Board. Mr. Longren has been designated a director in the class whose terms expire at the fiscal 2017 annual meeting of stockholders.

Mr. Longren, age 57, currently serves as a Sr. Vice President for Polaris Industries, Inc., a designer, engineer and manufacturer of off-road vehicles (including all-terrain vehicles and side-by-side vehicles for recreational and utility use), snowmobiles, motorcycles and small vehicles, a position he has held since 2015. Prior to that, Mr. Longren served in various capacities at Polaris since 2003, including Vice President, Off-Road Vehicles; Vice President, Chief Technical Officer; and Director of Engineering for the ATV Division. Prior to joining Polaris, Mr. Longren was a Vice President in the Weapons Systems Division of Alliant Techsystems and Sr. Vice President, Engineering and Marketing at Blount Sporting Equipment Group.

The Board appointed Mr. Longren as a director due to his extensive product development and innovation experience.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Rexnord Corporation has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 5th day of February 2016.

REXNORD CORPORATION

By:	/S/ Patricia M. Whaley
Name:	Patricia M. Whaley
Title:	Vice President, General Counsel and Secretary